UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): December 4, 2015

WALKER INNOVATION INC.

(Exact name of registrant as specified in charter)

Delaware	001-33700	30-0342273
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Two High Ridge Park

Stamford, CT 06905

(Address Of Principal Executive Offices) (Zip Code)

(203) 461-7200

(Registrant’s Telephone Number, Including Area Code)

_____________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Walker Innovation Inc. (the “Company”) entered into a Shared Services Agreement (the “Services Agreement”) dated as of December 4, 2015, with Flexible Travel Company, LLC (“Flexible Travel”), a company affiliated with Walker Digital, LLC (“Walker Digital”) the Company’s controlling stockholder, regarding the provision of executive management, marketing, legal and financial consulting services. There are no set deliverables contemplated by the Services Agreement, although the hourly rates the Company expects to charge Flexible Travel (approximately equal to the Company’s cost) are specified.

In connection with the Services Agreement, the Company was granted a warrant to purchase limited liability company interests in Flexible Travel at a price of $0.06 per Class A common share, which amount has been determined to equal the fair market value of such shares as of December 4, 2015, the date of issuance of the warrant. The warrant was issued to the Company by Jay Walker, who currently beneficially owns approximately 76% of the aggregate outstanding limited liability company interests of Flexible Travel. The total Class A common shares that may be purchased pursuant to the exercise of the warrant is 16,400,000, equal to approximately 20% of the current aggregate outstanding limited liability company interests of Flexible Travel, and the transfer of such shares to the Company is subject to certain requirements, including the provision of an opinion of counsel that such would not result in Flexible Travel being deemed to be a publicly traded partnership for purposes of U.S. federal income tax law.

The foregoing summary does not purport to be a complete description of the rights and obligations of the parties to the Services Agreement and the Warrant, each of which is incorporated herein by reference and filed as Exhibits 10.1 and 10.2, respectively, to this Form 8-K, and is qualified in its entirety by reference to the full text of the exhibits filed herewith and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Shared Services Agreement between Walker Innovation Inc. and Flexible Travel Company, LLC, dated as of December 4, 2015

10.2	Warrant dated as of December 4, 2015 among Jay S. Walker, Walker Innovation Inc. and Flexible Travel Company, LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 10, 2015

WALKER INNOVATION INC.

By:	/s/ Jonathan Ellenthal
Name:	Jonathan Ellenthal
Title:	Vice Chairman and CEO

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